SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number 333-59037

                             LODESTAR HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

                              333 West Vine Street
                                    Suite 700
                            Lexington, Kentucky 40507
                                 (606) 255-4006
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          11 1/2% Senior Notes due 2005
            (Title of each class of securities covered by this Form)

                                      None
       (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

            Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

   Rule 12g-4(a)(1)(i)        [  ]              Rule 12h-3(b)(1)(ii)       [ ]

   Rule 12g-4(a)(1)(ii)       [  ]              Rule 12h-3(b)(2)(i)        [ ]

   Rule 12g-4(a)(2)(i)        [  ]              Rule 12h-3(b)(2)(ii)       [ ]

   Rule 12g-4(a)(2)(ii)       [  ]              Rule 15d-6                 [X]

   Rule 12h-3(b)(1)(i)        [  ]

            Approximate number of holders of record as of the certification or notice date: 22.

            Pursuant to the requirements of the Securities Exchange Act of 1934 Lodestar Holdings, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: December 3, 1999                 By: /s/ Michael Donohue
                                           -----------------------------------
                                           Michael Donohue
                                           Chief Financial Officer